Exhibit 99.1

Calavo Growers Appoints John Lindeman to Board of Directors

SANTA PAULA, Calif., June 4, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the avocado and value-added fresh food industries, today announced the appointment of John Lindeman to its Board of Directors and Audit Committee, effective June 3, 2024.

 “We are excited to welcome John to our Board of Directors,” said Steven Hollister, Chairman of the Board of Directors of Calavo Growers. “John has extensive experience in corporate finance, strategy, and leadership and has deep knowledge of Calavo and the avocado industry having served as Calavo’s Chief Financial Officer for several years. We welcome John back to the organization and look forward to his insight and contributions.”

Mr. Lindeman has served since March 2020 as Executive Vice President and Chief Financial Officer of Hydrofarm Holdings Group, Inc. (Nasdaq: HYFM), a leading manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, where he is responsible for accounting, finance, and information technology.  Prior to joining Hydrofarm, Mr. Lindeman served as Chief Financial Officer of Calavo Growers from 2015 to 2020.

Prior to joining Calavo, Mr. Lindeman held various leadership positions within the finance and investment banking industries, including serving as managing director at Sageworth Trust Company, a family office and private trust company, managing director and co-head of the consumer and retail group at Janney Montgomery Scott, managing director at Stifel Nicolaus and principal at Legg Mason. Prior to joining Legg Mason, he was a Manager at PricewaterhouseCoopers LLP. Mr. Lindeman has also served as a director of Utz Brands, Inc. (NYSE: UTZ) since September 2020. Mr. Lindeman is a Chartered Financial Analyst and holds a Bachelor of Science in Business Administration from the University of Mary Washington.

Following the appointment of John Lindeman as independent director, Calavo’s Board will consist of nine directors, eight of them independent.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in high quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Investor Contact
Julie Kegley, SVP
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246